Exhibit 10.1

ENGAGEMENT AGREEMENT

AGREEMENT entered into as of the 20th day of August 2015 by and between Walker Digital, LLC, a Delaware LLC with principal offices at 2 High Ridge Park, Stamford, CT 06905 (“Digital”), and Walker Innovation Inc., a Delaware corporation having its principal offices at 2 High Ridge Park, Stamford, CT 06905 (“Innovation”).

WITNESSETH:

WHEREAS, Innovation desires to provide and Digital desires to obtain from time to time the right to utilize Innovation’s professionals to perform a variety of consulting and programming services specified by Digital in connection with its obligations to certain clients of Digital; and

WHEREAS, the parties intend that this Agreement shall constitute a basic agreement the terms and conditions of which shall apply to each instrument which incorporates this Agreement that is executed by Digital and accepted by Innovation (each a “Work Order”).

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and the fees to be paid by Digital to Innovation under an applicable Work Order, the parties hereto covenant and agree as follows:

1.            SERVICES

1.1          Services Provided. Innovation agrees to make available to Digital under the terms and conditions of this Agreement and Work Orders Innovation’s professionals to perform a variety of consulting and programming services specified by Digital.

1.2          Work Orders.

(a)	Terms Prevail. Each Work Order shall be governed by the terms and conditions of this Agreement and the terms and conditions of the Work Order. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Work Order, the terms and conditions of the Agreement shall prevail unless expressly stated otherwise in such Work Order.

(b)	Contents of Work Orders. Each Work Order shall specify: (i) a fee for consulting and programming services in connection with a specified project, including reimbursable expenses, and (ii) the scope of work to be performed by Innovation.

2.            PAYMENT

2.1          Invoices. Innovation shall invoice Digital for all services provided to Digital and all taxes as provided herein. Except as otherwise set forth in a Work Order, Digital shall pay each invoice within five (5) days following its receipt thereof, except for those amounts, if any, under good faith dispute. The parties shall promptly, but in any event within fifteen (15) days, use commercially reasonable efforts to resolve each such good faith dispute.

2.2          Taxes. Charges hereunder are exclusive of such taxes which are levied or based on any charges payable under this Agreement for services rendered hereunder other than taxes based upon Innovation’s net income. In addition to all the charges specified in Section 2.1 above and as a separate item, Digital shall pay for all such taxes. Notwithstanding the foregoing, to the extent that Digital has a liability for state or local sales and use tax applicable to the charges hereunder, Innovation shall reimburse Digital for the amount of such state and local sales and use tax.

2.3          Payment. If Digital fails to pay any charges within thirty (30) days of the due date, Digital agrees that Innovation may, after providing Digital with written notification, suspend or terminate this Agreement or any Work Order or the delivery of services under this Agreement or any Work Order, and shall have the right to invoice, and Digital will pay, a late payment charge of 1.5% per month, but not in excess of the lawful maximum, on the unpaid balance. In the event of any termination of a Work Order, Digital shall promptly pay to Innovation all amounts due for the services rendered to the date of termination.

3.            TERM

3.1          Term of Agreement. The term of this Agreement shall commence on the date of execution of this Agreement and shall continue for three (3) years, unless otherwise terminated as described herein. Notwithstanding the foregoing, this Agreement shall continue to apply to all Work Orders that are in existence as of the date of termination of this Agreement until such time as such Work Orders are completed or are otherwise terminated in accordance with this Agreement.

3.2          Termination of Work Orders. In addition to any other termination right specified in this Agreement, either party shall have the right to immediately terminate this Agreement and any Work Order in the event the occurrence of any one of the following is not remedied within thirty (30) days following receipt of written notice: (i) the other party neglects or fails to perform or observe any of its obligations hereunder or pursuant to any other Agreement with the terminating party, or (ii) if any assignment is made of the other party’s business for the benefit of creditors, or if a petition in bankruptcy is filed by or against the other party, or if a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or part of its property or if the other party is adjudicated a bankrupt.

4.            WARRANTIES, DISCLAIMERS AND LIMITATIONS OF LIABILITY

4.1          Warranty.

4.1.1      Innovation warrants and covenants to Digital that:

(a)	the services to be provided under this Agreement will be performed by qualified personnel, in all cases with the degree of skill, care, and diligence ordinarily exercised by competent persons providing similar services in the relevant jurisdiction, and at all times in good faith;

(b)	Innovation has obtained all licenses, permits, and approvals necessary for the performance of the services;

(c)	the provision of the services is not in violation of any such licenses, permits, or approvals or in violation of any applicable law or regulation; and

(d)	any materials developed or provided by Innovation pursuant to a Work Order shall materially conform to Digital’s specifications.

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4.2          Disclaimer. EXCEPT FOR THE LIMITED WARRANTY SET OUT IN SECTION 4.1 OF THIS AGREEMENT, INNOVATION DISCLAIMS ALL WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.3          Limitations of Liability. DIGITAL AGREES THAT INNOVATION’S LIABILITY FOR DAMAGES, IF ANY, INCLUDING, BUT NOT LIMITED TO LIABILITY ARISING OUT OF CONTRACT, NEGLIGENCE, AND STRICT LIABILITY IN TORT SHALL NOT EXCEED THE CHARGES PAID OR PAYABLE BY DIGITAL UNDER THE APPLICABLE WORK ORDER UNDER WHICH THE CLAIM AROSE.

4.4          Incidental and Consequential Damages. IN NO EVENT SHALL INNOVATION BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO INNOVATION IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY INNOVATION.

4.5          Exceptions. The limitations set forth in Sections 4.3 and 4.4 above shall not apply to or in any way limit liability of Innovation with respect to: (i) grossly negligent acts or omissions; (ii) willful misconduct; (iii) fraud; and/or (iv) its warranties set forth in Sections 4.1.1(b) and 4.1.1(c).

5.            GENERAL

5.1          Independent Contractors. Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party’s employees in connection with the performance of this Agreement or to bind it in any way. For the avoidance of doubt, Innovation shall not, and is not authorized to, enter into contracts or agreements on behalf of Digital or otherwise create obligations of Digital to third parties.

5.2          Digital Policies. Innovation agrees that it will at all times comply with all reasonable policies of Digital regarding security, usage of Digital equipment, facilities and personnel in effect from time to time.

5.3          Modification. This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of Digital and Innovation, and variance from the terms or conditions of this Agreement or any Work Order or other written notification from a single party will be of no effect.

5.4          Severability of Provisions. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

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5.5          Choice of Law; Choice of Forum. This Agreement shall be construed according to the laws (other than the laws on conflicts of laws) of the State of New York. The parties hereto agree to accept the exclusive jurisdiction of the courts of the State of New York, and those of the United States of America situated in New York, for the adjudication of any dispute arising herefrom. The parties hereby waive their right, if any, to have any dispute arising under this Agreement determined by a jury proceeding.

5.6          Entire Agreement. This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.

5.7          Waivers. A waiver of a breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default. The failure or delay by either party in enforcing compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition unless such term or condition is expressly waived in writing.

5.8          Captions. Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

5.9          Assignments. This Agreement and each party’s rights, duties, and obligations under this Agreement are not transferable, delegable or assignable by such party without the prior written consent of the other party. Any attempt by a party to transfer, delegate or assign this Agreement or any of its rights, duties or obligations under this Agreement without such prior consent is void.

5.10       Notices. All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be hand delivered or sent by certified mail or reputable overnight carrier (e.g., FedEx) return receipt requested, to the address set forth herein or to such other address as Digital or Innovation may from time to time designate and shall be deemed given upon receipt.

5.11       Non-Use of Names and Marks. Each party agrees that it will not directly or indirectly, without the prior written consent of the other, use for the purposes of advertising, promotion, or publicity, or otherwise, the name of the other party or any of its divisions, subsidiaries, affiliates, vendors or customers, or any trademarks of the party other or of any of its divisions, subsidiaries, affiliates, vendors or customers.

5.12       Force Majeure. Neither party shall not be deemed to have breached this Agreement by reason of any delay or failure in its performance arising from acts beyond its control. Such acts shall include, but will not be limited to: act of God; act of war; riot; epidemic; fire; flood or other disaster; act of government, including governmental regulations superimposed after the fact; air traffic control caused delays, strike or lockout; communication line failure; power failure; or failure of computer equipment, provided, that such party has promptly informed the other party of such force majeure event upon the occurrence thereof (including a reasonable estimate of the additional time required for performance) and such party uses commercially reasonable efforts and all due diligence to effect the required performance.

5.13       Authority. Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement.

5.14       Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

5.15       Survival. Any provision of this Agreement that contemplates performance or observance by either party subsequent to any expiration or termination of this Agreement shall survive any expiration or termination of this Agreement and continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

WALKER DIGITAL LLC	WALKER INNOVATION INC.

/s/ Jay Walker	/s Jonathan Ellenthal
(authorized signature)	(authorized signature)

Jay Walker	Jonathan Ellenthal
(name)	(name)

Chairman	Vice Chairman & CEO
(title)	(title)

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